Exhibit 10.1

[AVON LETTERHEAD]
Private and Confidential
6th August 2018
Miguel Fernandez
RELOCATION ASSISTANCE
Dear Miguel:
This letter confirms the additional terms and conditions relating to your permanent relocation to the United Kingdom (“Destination Country”) from Mexico (“Departure Country”) in connection with your employment with Avon Cosmetics Limited, a wholly owned subsidiary of Avon Products, Inc. (collectively for purposes of this letter, “Avon”). This letter is an update to the relocation letter dated 12 June 2017 that you previously received, and other than as set forth below, the terms and conditions of that 12 June 2017 letter remain in effect in accordance with its terms. In the case of any conflict between the terms of the 12 June 2017 letter and this letter, the terms of this letter shall prevail.

The items in this letter do not create a contract of employment, but simply seek to confirm the conditions that pertain to your relocation to the Destination Country. In the event of any change in circumstances, or additional matters not known at this time, Avon reserves the right to make adjustments to this letter.

For the second year of your employment, the monthly housing allowance that you will be eligible to receive will be £8,000. In addition, you will be eligible to receive education assistance for your accompanying dependent children, Avon we reimburse the actual cost of tuition. These allowances will be provided consistent with Avon’s Permanent International Transfer Policy - Tier 1 (the “Permanent Relocation Policy”), as amended from time to time, which includes Avon’s coverage of associated Departure or Destination Country taxes on these allowances. These allowances will both cease at the end of August 2019.

For the avoidance of doubt, all other terms of your contract of employment remain unchanged and in effect.

Sincerely,

/s/ Susan Ormiston_____________
Susan Ormiston
SVP, Chief Human Resources Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby agree to and accept the foregoing terms and conditions. I understand that Avon’s policies are subject to amendment and change as deemed appropriate by Avon.

_______________________    _____________
Miguel Fernandez    Date